Exhibit 10.8

PATENT LICENSE AGREEMENT

THIS PATENT LICENSE AGREEMENT (this "'PLA") is made and entered into as of August 14, 2017 (the "Effective Date") by and between Appliance Recycling Centers of America, Inc. ("Licensor''), a Minnesota corporation with a principal place of business in Minneapolis, Minnesota, and Recleim PA, LLC ("Licensee"), a Delaware limited liability company with a principal place of business in Atlanta, Georgia Licensor and Licensee are referred to herein collectively as the “Parties” and each individually as a "Party".

RECITALS

WHEREAS, Licensor owns U.S. Patent No. 8,931,289, entitled “Refrigerant Recycling System,” which is related to systems and methods of recovering or evacuating refrigerants or other fluids from an appliance.

WHEREAS, Licensee and ARCA Advanced Processing, LLC, a Minnesota limited liability company (“AAP”), are parties to that certain Asset Purchase Agreement, dated as of the date hereof (the “APA”), pursuant to which Licensee purchased certain assets from AAP.

WHEREAS, Licensor was previously a 50% joint venture partner in AAP and relied upon AAP to conduct certain recycling operations on its behalf.

WHEREAS, to assist Licensee with continued recycling operations associated with the purchased assets, Licensee desires to obtain, and Licensor is willing to grant, a license under the above-referenced patent upon the terms and conditions of this PLA.

TERMS AND CONDITIONS

NOW THEREFORE, for and in consideration of the premises, representations, warranties, covenants, and the mutual agreements set forth herein and for other good and valuable consideration, the Parties hereby agree as follows:

1.                 Definitions. In addition to other terms defined elsewhere in this PLA, the following terms shall have the following meanings:

1.1              "Affiliate(s)" means, with respect to any person or entity, any other person or entity which, at the time of determination, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such person or entity. For purposes of this Agreement, "control", "controlled by", "under common control with" and "controlling" means, as to any person or entity, the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

1.2             "Licensed Patent" means U.S. Patent No. 8,931,289, entitled "Refrigerant Recycling System," issued January 13, 2015 and any and all continuations, divisionals, continuation-in-parts, re-examinations, and reissues related to U.S. Patent No. 8,931,289.

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1.3              "Territory" means the facility located at 4301 North Delaware Avenue, Philadelphia, PA or any successor facility within 15 miles where Licensee conducts the business, but in any case, only one facility of recovering or extracting refrigerants or fluids from appliances using the assets acquired pursuant to the APA.

2.                  License Grant. Subject to the terms and conditions of this PLA and limited to the Territory, Licensor hereby grants to Licensee a non-exclusive, irrevocable, fully paid-up license to the Licensed Patent. The foregoing license granted to Licensee does not include the right to grant sublicenses to its Affiliates without written authorization from ARCA which will not be unreasonably withheld.

3.                  Miscellaneous and General.

3.1             Representations and Warranties. Licensor represents and warrants that it owns all rights, title, and interest in and to the Licensed Patent and that the individual signing on its behalf has complete authority to enter into this PLA and grant the rights granted herein.

3.2             Interpretation. The Parties are equally responsible for the negotiation and preparation of this PLA, and in any judicial proceeding the terms hereof shall not be more strictly construed against one party than the other. The Parties have each had full and fair opportunity to consult with outside legal counsel regarding the te1ms herein before entering into this PLA.

3.3             Governing Law. This PLA and all amendments, modifications, alterations, or supplements hereto, and the rights of the Parties hereunder, shall be construed under and governed by the laws of the State of Delaware.

3.4               Entire Agreement. This PLA constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall not be modified, amended, or terminated except as herein provided or except by another agreement in writing executed by the parties hereto.

3.5              Severability. In the event any provision of this PLA, or the application of such provision, is found to be contrary to law, the remaining provisions shall remain in full force and effect.

3.6              Counterparts. This PLA may be executed in one or more counterparts, each of which shall constitute one and the same document. This PLA may be executed by facsimile or scanned PDF signatures and such signatures shall be deemed to bind each Party as if they were original signatures.

3.7              Assignment. This PLA will be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. Licensor expressly acknowledges and agrees that any assignment or license of the Licensed Patent shall be subject to the terms and conditions of this PLA. The PLA is assignable by Licensee to an Affiliate of Licensee or an acquirer of Licensee or any portion of Licensee's business to which this PLA is relevant with the written authorization from ARCA which will not be unreasonably withheld.

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IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this PLA to be executed in duplicate originals by these duly authorized representatives.

Appliance Recycling Centers	Recelim PA, LLC
of America, Inc.

By: /s/ Tony Isaac	By: /s/ J. Steve Bush
Title: CEO	Title: Manager
Date: 8/14/17	Date: 8/14/2017

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